PROSPECTUS	Pricing Supplement Number 4341
March 29, 2006	Dated April 25, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	April 25, 2006
Settlement Date (Original Issue Date):	April 28, 2006
Maturity Date:	April 28, 2011
Principal Amount:	US$1,250,000,000
Price to Public (Issue Price):	99.866%
Agents Commission:	0.250%
Net Proceeds to Issuer:	$1,245,200,000
All-in Price:	99.616%
Accrued Interest:	N/A
Treasury Benchmark:	4.750% due March 31, 2011
Treasury Yield:	4.966%
Spread to Treasury Benchmark:	Plus 56.5 basis points
Re-Offer Yield:	5.531%
Interest Rate Per Annum:	5.500%
Interest Payment Dates:	Semi-Annually on April 28 and October 28 of each year, commencing October 28, 2006 and ending on the Maturity Date
Day Count Convention:	30/360

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Pricing Supplement Number 4341
Dated April 25, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GW59
ISIN (if applicable):	US36962GW596
Common Code: (if applicable):	025311892
Other:	N/A

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 99.866% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

Institution Commitment

Lead Managers:

Banc of America Securities LLC $281,250,000

Lehman Brothers, Inc. $281,250,000

J.P. Morgan Securities Inc. $281,250,000

Morgan Stanley & Co. Incorporated $281,250,000

Co-Managers:

Blaylock & Company, Inc. $31,250,000

Samuel A. Ramirez & Company, Inc. $37,500,000

Utendahl Capital Partners, L.P. $31,250,000

The Williams Capital Group L.P. $25,000,000

____________

Total $1,250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Pricing Supplement Number 4341
Dated April 25, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Additional Information:

General
At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.